UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2009

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 5.02 – Compensatory Arrangements of Certain Officers.

2009 Equity Incentive Plan

On January 30, 2008, the Board of Directors of Northern Oil and Gas, Inc. (the “Company”) approved the 2009 Equity Incentive Plan (the “Plan”) for management-level employees and officers of the Company.  The Plan was implemented to attract, retain and motivate capable and loyal employees, non-employee directors, consultants and advisors of the Company and its subsidiaries, for the benefit of the Company and its shareholders.  The Plan will be administered by the Compensation Committee of the Company’s Board of Directors.

The Plan permits grants of both options to purchase common stock and shares of restricted common stock of the Company.  Stock options granted under the Plan may be either Incentive Stock Options, which qualify for favorable tax treatment under Section 422 of the Internal Revenue Code, or Nonqualified Stock Options, which do not qualify for favorable tax treatment. The Plan permits grants of options to any employee, non-employee director, consultant or advisor of the Company or its subsidiaries, except that no consultant or advisor shall be granted awards in connection with the offer and sale of securities in a capital raising transaction on behalf of the Company.  Restricted stock may only be granted to employees and any non-employee director.

A total of 3,000,000 shares of the Company’s common stock are reserved for issuance pursuant to awards granted under the Plan.  The maximum number of shares for which any person may be granted awards under the Plan in any calendar year is limited to 500,000 shares.  The maximum number of shares for which awards may be granted under the Plan to all persons in any calendar year shall be limited to ten percent (10%) of the total outstanding shares of the Company’s common stock.  All outstanding options granted under the Plan immediately vest and become immediately exercisable in full and all grants of restricted stock issued under the Plan become immediately fully-vested and free of all forfeiture and transfer restrictions upon any “change in control” of the Company.

The Company is not making any grants of either equity or options under the new Plan at this time.

The foregoing description of the Plan does not purport to be a complete description of the Plan, a complete copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Compensatory Arrangements and Amendments to Employment Agreements

On January 30, 2009, in order to comply with Internal Revenue Code §409A , the Company’s Board of Directors and the Compensation Committee approved certain amendments to the employment agreements of the Company’s Chief Executive Officer—Michael L. Reger—and Chief Financial Officer—Ryan R. Gilbertson—as well as other officers of the Company.  In addition to ensuring compliance with Internal Revenue Code §409A, the amendments include the establishment of a three (3) year term of employment, clarification that the officer is not entitled to receive any severance compensation if employment is terminated for cause or as a result of the officer’s death and give the compensation committee full discretion in awarding bonuses.  These amendments were effectuated through adopting Amended and Restated Employment Agreements.

On January 30, 2009, the Company’s Audit Committee and the Compensation Committee separately approved the issuance of non-negotiable, unsecured subordinated promissory notes to Messrs. Reger and Gilbertson in lieu of paying cash bonuses earned in 2008.  The notes will be subordinate to any secured debt of the Company.  In consideration of their willingness to accept bonus compensation in the form of unsecured notes rather than cash, the Audit Committee and the Compensation Committee agreed to provide funds to pay any and all federal and state taxes due as a result of their 2008 bonuses to be withheld by the Company and paid over to the appropriate taxing authorities on their behalf when such taxes become due and payable to the appropriate taxing authorities.

The foregoing description of amendments to executive officer employment agreements does not purport to be a complete description of the Amended and Restated Employment Agreements for of Messrs. Reger and Gilbertson and are qualified in their entirety by reference to such agreements, complete copies of which are filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Northern Oil and Gas, Inc. 2009 Equity Incentive Plan
10.2	Amended and Restated Employment Agreement by and between Northern Oil and Gas, Inc. and Michael L. Reger, dated January 30, 2009
10.3	Amended and Restated Employment Agreement by and between Northern Oil and Gas, Inc. and Ryan R. Gilbertson, dated January 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  January 30, 2009                                                                           By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer